Exhibit 10.50
FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated as of October 2, 2006 by and between HINES NURSERIES, INC., a California corporation (“Tenant”), and QUANTUM VENTURES, LLC, a Florida limited liability company (“Landlord”).

R E C I T A L S

A. Landlord and Tenant have previously entered into that certain Lease dated November 7, 2005, as amended by that certain First Amendment to Sublease dated of even date herewith (as amended, the “Lease”).

B. Concurrently herewith, Tenant, as sublandlord, and Costa Nursery Farms, LLC, a Florida limited liability company, as subtenant (“Subtenant”) shall enter into that certain Sublease dated of even date herewith for the premises further described therein (“Sublease”).

C. Concurrently herewith, Landlord and Subtenant shall enter into that certain Consent and Recognition Agreement dated of even date herewith (“Consent Agreement”).

D. All capitalized terms used herein without definition are defined as set forth in the Lease.

E. Landlord and Tenant hereby desire by this Amendment to amend the Lease upon and subject to each of the terms, conditions, and provisions set forth herein.

NOW, THEREFORE, in consideration of the recitals set forth above, the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.     Reduction of Premises/Term. Landlord and Tenant acknowledge and agree that the premises has been reduced to the Reduced Premises in accordance with the terms of the Lease. Landlord and Tenant hereby reduce the Lease Term of the Lease so that the Lease Term will expire on June 30, 2007. From and after the date of this Amendment, the term “Lease Term” shall mean the Lease Term as reduced pursuant to this Amendment. Landlord and Tenant acknowledge and agree that notwithstanding anything to the contrary in Sections 2 and 3 of the Lease, Tenant shall not have any options to extend the Lease Term.

2.     Consent to Sublease. Landlord hereby consents to the Sublease, however the consent to the Sublease shall not in any way reduce, modify or absolve the Tenant from the obligations under the Lease. Landlord and Tenant acknowledge that Landlord’s consent to the Sublease shall not constitute a consent to further subleases, assignments and transfers by Tenant of its interest in the Lease or the Premises.

3.     Bonus Rent. In consideration for Landlord’s consent to the Sublease, Tenant agrees that fifty percent (50%) of the rent required to be paid to the Tenant from Subtenant under the Sublease as attached hereto (“Sublease Rent”), shall be paid by Tenant to Landlord within no later than the fifth (5) day of each calendar month. Landlord and Tenant acknowledge and agree that Tenant will continue to have the obligation to pay Rent to Landlord for the remainder of the Lease Term in the amount of Three Thousand Seven Hundred Seventeen and 08/100 Dollars ($3,717.08) per month.

4.     Effectiveness. This Amendment shall not become effective or binding upon Landlord or Tenant until the (a) “closing” under the Inventory and Asset Purchase Agreement dated of even date herewith between Tenant and Subtenant; and (b) the execution by Landlord of the Consent Agreement.

5.     Counterparts. This Amendment may be executed in any number of identical counterparts and delivered by facsimile, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

Tenant:
HINES NURSERIES, INC., a California corporation

By: /s/ Claudia M. Pieropan
Claudia M. Pieropan, Chief Financial Officer, Secretary and Treasurer

Landlord:
QUANTUM VENTURES, LLC, a Florida limited liability company

By: /s/ Oscar Barbara
Name: Oscar Barbara
Its: President of Manager

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